EXHIBIT 11




              STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
                 (in thousands, except per share amounts)


                                                    Three Months Ended
                                                         March 31
                                                  ---------------------
                                                   1998           1997
                                                  ---------------------
Net income                                        $10,873        $7,449
                                                  =====================
Average common shares outstanding                 38,256         37,990

Common stock equivalents (1)                         275            234
                                                  ---------------------
Diluted shares outstanding                        38,531         38,224
                                                  =====================
Earnings per share                                $  .28         $  .20
                                                  =====================
Diluted earnings per share                        $  .28         $  .19
                                                  =====================


(1) Common stock equivalents represent the dilutive effect of outstanding stock options for all periods presented.

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